SEPARATION AGREEMENT

AGREEMENT, made as of August 7, 2006, by and among Maverick Oil and Gas, Inc. (the "Company"), a corporation organized and existing under the laws of the State of Nevada and James Parrish ("Parrish"), an individual presently residing within the State of Texas.

W I T N E S S E T H

WHEREAS, the Company and Parrish are parties to an employment agreement dated March 9, 2005 (the "Employment Agreement") pursuant to which Parrish served as an Executive Officer of the Company; and

WHEREAS, the Company and Parrish desire to terminate the Employment Agreement, together with any and all other arrangements, agreements or understandings between them, and except as otherwise set forth herein, to terminate any and all claims that relate in any manner to any matter arising out of or relating in any way to Parrish’s employment with or separation from the service of the Company, or that otherwise relate to Parrish’s relationship with the Company, and to take the other actions as provided below.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, the parties hereto, intending to be legally bound hereunder, agree as follows:

1.	Termination of Employment Agreement; Resignation from Office.

1.1        Under and subject to the agreements and covenants in this Agreement, the parties hereto agree that the Employment Agreement is hereby terminated, effective as of August 7, 2006 (the "Effective Date"), except to the extent hereafter provided. Parrish and the Company also agree that any other arrangements, agreements and understandings between them relating in any way to Parrish’s employment by the Company or services on behalf of the Company, are also terminated and no longer of any force and effect, except to the extent hereafter provided. Parrish acknowledges that he shall be entitled to no further compensation or benefits under the Employment Agreement or any other arrangements, agreements or understandings with the Company after the Effective Date, except for the severance and other amounts described in this Agreement.

1.2        In conjunction with the termination of the Employment Agreement, Parrish hereby resigns in all capacities as an officer and employee of the Company as of the Effective Date, and does thereby relinquish any of the powers, duties or authorities otherwise bestowed upon an officer or employee under either the Employment Agreement or under applicable federal law or the laws of the State of Nevada.

1.3        The parties agree that such resignation and termination of the Employment Agreement are not related to or as a result of, a disagreement relating to the Company’s operations, policies or practices. The Company agrees that in any publicly released materials it

1

will attribute the resignation to such causes as Parrish and the Company shall mutually agree upon. Parrish and the Company shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning the termination of the Employment Agreement and this Agreement. With regard to the subject matter of this Agreement, neither Parrish nor the Company shall issue any news releases or make any other public disclosure without the prior consent of the other party, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports, in which such latter event any statements made shall be consistent with prior statements agreed to by the other party.

2.	Release of Obligations.

2.1       In consideration of the agreements of Parrish set forth in this Agreement, the Company, intending to be legally bound hereby, releases and forever discharges Parrish, his heirs, executors, administrators, successors and assigns (collectively "Parrish Releasees"), from all claims, charges, complaints, contracts (including the Employment Agreement) or causes of action, including attorneys fees and costs (collectively, "Claims"), except that such release shall not apply: (i) with respect to Parrish’s obligations under this Agreement; (ii)  to the extent that the underlying action or inaction of Parrish forming a basis for such Claim was taken by Parrish outside the scope of his duties under his Employment Agreement; (iii) to the extent that the underlying action or inaction of Parrish forming a basis for such Claim, if taken by Parrish during the term of his Employment Agreement, would have given rise to a termination for cause under his Employment Agreement; and (iv) to the extent that, by virtue of such  underlying action or inaction, Parrish would not otherwise be eligible for indemnification under the Company’s Articles of Incorporation and Bylaws for any Claim relating to such action or inaction.

2.2       In consideration of the benefits provided to Parrish by the Company under this Agreement, Parrish, intending to be legally bound hereby releases and forever discharges the Company, its shareholders, officers directors employees agents, subsidiaries, successors, assigns and affiliates, and all its and their employees, agents and directors and their respective heirs, executors, administrators, successors and assigns (collectively "Company Releasees"), from all claims, charges, complaints, contracts (including the Employment Agreement) or causes of action including attorneys fees and costs except with respect to the Company's obligations under this Agreement, and which Parrish now has or may or can hereafter have, known or unknown, by reason of any cause whatsoever, on account of, or in anyway arising out of any transactions or events which have occurred prior to the signing of this Agreement, and specifically with regard to or relating to the Parrish’s employment with the Company or the termination thereof, The Age Discrimination In Employment Act, which, among other things, prohibits discrimination in employment on account of a person's age; Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination in employment on account of a person's race, color, religion, sex, or national origin; The Employee Retirement Income Security Act of 1974, as amended, which, among other things, regulates pension and welfare plans and, which among other things, prohibits interference with individual rights protected under the statute; The Americans with Disabilities Act, which among other things, prohibits discrimination relating to employment on account of a person's handicap or disability; The Family and Medical Leave Act,

2

which, among other things, prohibits taking adverse employment actions against eligible employees taking leave from work, as provided by law, for the birth and care of a child; placement of an adopted or foster child; the care of a parent, spouse or child with a serious health condition; or the care of the employee's own serious health condition, and the Texas Commission on Human Rights Act, but excluding claims for accrued or vested benefits under any Company sponsored welfare, benefit or pension plan, or any similar federal, state or local statutes, ordinances or regulations. Parrish acknowledges that he has not heretofore filed any claims against Releases in a court of law or with any governmental agency.

2.3       Parrish agrees that he shall not become a member of a class action in a court of law against any of the Company Releasees, together or separately, based on a claim or claims which arose prior to or on the date Parrish signed this Agreement and which claim or claims relates or relate in any way to his employment with Company and/or separation from his employment with Company. Parrish agrees that should he somehow become a member of such a class that he will release and forever discharge each of the Company Releasees from any and all liability which may result from that claim or those claims (including, but not limited to, attorney's fees, costs and/or liquidated damages) and will not participate in any recoveries which may result from that claim or those claims (including, but not limited to, attorney's fees, costs and/or liquidated damages).

3.	Certain Obligations of Employment Agreement to Survive.

3.1        Notwithstanding the above, the Company and Parrish agree that Sections 11 and 12 of the Employment Agreement shall survive the termination thereof and shall continue in effect through July 31, 2007, provided, however, that the term “Competitive Business” (as the term is defined in the Employment Agreement) shall be limited only to those businesses, projects, developments, ventures or activities, of whatever form or structure, within the counties in Arkansas in which the Company had an interest in an ongoing project on August 1, 2006, or within a two mile radius of any area covered by the Company’s interest in its Barnett Shale project (collectively, the “Prohibited Areas”). Notwithstanding the foregoing (i) Parrish will not be prohibited from soliciting the employment of any existing Company personnel; (ii) Parrish may perform work for any person or entity holding an interest in any project within the Prohibited Areas so long as Parrish does not work on projects located in the Prohibited Areas; (iii) Parrish may work for any vendor, regardless of location; and (iv) Parrish may work for any person or entity seeking to purchase the Company’s interest in its Barnett Shale project. The terms of this paragraph shall survive this Agreement. Subject to the foregoing limitations, Parrish reaffirms that his continuing obligations of non-disclosure and non-competition are in exchange for valuable consideration received by him in this Agreement.

3.2        The Company agrees that for and in consideration of compliance by Parrish with the covenants and agreements contained herein, it shall continue to indemnify and hold Parrish harmless in the manner and to the extent provided for in the Company’s Bylaws and Articles of Incorporation, as in effect on the date hereof, the terms of which shall survive this Agreement. The Company shall maintain Directors' and Officers' insurance coverage in at least the amounts and with at least the coverage maintained as of the date of this Agreement through expiration date of the current policy maintained by the Company.

3

3.3        Parrish agrees that he will not hereafter willingly or voluntarily assist or otherwise participate in any charge, complaint, claim, arbitration, suit, action, cause of action, petition or investigation, brought against Company or any of the Company Releasees, together or separately, by anyone other than the Equal Employment Opportunity Commission or similar state or local civil rights agencies unless otherwise required by law, legal order or legal process.

3.4        Notwithstanding the above, the Company and Parrish agree as follows: (i) Parrish will promptly return to the Company all corporate items belonging to the Company in his possession, including all files, personal property, keys, Company credit cards, and the like, (ii) Parrish will promptly provide the Company with an accounting of any amounts outstanding and owed to him, including under Company credit cards, as well as any amounts he may owe to the Company; (iii) the Company will reimburse Parrish for all business expenses incurred by him under the Employment Agreement through the Effective Date upon receipt of appropriate documentation in accordance with Company policy; and (iv) Parrish agrees to promptly pay to the Company any amounts owed by him to the Company, with the understanding that the Company may set-off against any amounts it owes  to Parrish under this Agreement, any amounts owed by Parrish to the Company.

4.	Consideration.
	4.1	Severance Payments.

In consideration of the covenants and agreements contained herein, Parrish shall receive as severance, the following:

(a)        Commencing once the time period identified at the second paragraph of Section 6.9 has elapsed, and provided Parrish has not elected to revoke this Agreement, the Company shall provide Parrish with continuation of his base salary (at the level as of the Effective Date) for a period of six months from the Effective Date, minus all legally required tax deductions, in accordance with the Company’s payroll practices; and

(b)        On or before September 1, 2006, a payment equal to 31 days of accrued vacation paid at his current base salary, minus all legally required tax deductions.

(c)       Reimbursement of the cost to continue his group medical insurance pursuant to that federal law commonly known as COBRA, through and including February 28, 2007 or until such time as he becomes eligible to participate in another employer's group medical insurance plan, which ever is sooner. The Company shall reimburse Parrish the cost to continue his group medical insurance prior to such time as any payment from Parrish shall become due and owing.

(d)       Vesting of all of his stock options previously granted by the Company as of the Effective Date shall continue up through and including March 10, 2007. Furthermore, notwithstanding any contrary provisions within the Company's Incentive Stock Plan, Parrish shall be permitted to exercise any and all such vested options through March 9, 2010.

(e)       The Company shall accelerate the vesting of 100% of the 60,000 shares of restricted stock granted to Parrish during 2006.

4

(f)        Parrish may keep the laptop computer currently assigned to him. Upon Company request, Parrish agrees to submit said computer for inspection to the Company so as to insure that all company data and information has been deleted.

.

5.	Affirmative Covenants.
	5.1	Consulting Services.

During the term in which he receives salary continuation, Parrish agrees to periodically consult with the Company over matters for which he was involved while an employee of the Company. Any such consultation shall be limited to no more than 5 hours per week, or less if any such consulting services would adversely effect Parrish’s opportunity to secure or retain employment.

5.2	Return of Company Materials.

As soon as practically possible, Parrish will deliver to the Company any and all Company property in his possession or under his control if requested to do so by the Company. For the purpose of this paragraph, the term "property" means all files, memoranda, minutes of Board meetings, employee files, documents, papers, agreements, keys, credit cards, records, computer hardware, computer software, computer apparatus, items of personal property, machinery and equipment or other materials, that belong to the Company or were purchased with funds or in the name of the Company, the lap top computer and office furniture described above excepted.

5.3	Non-Disparagement.

(a)       Except as required by law, Parrish agrees that he shall not make or publish any negative, critical, disparaging, slanderous, or libelous statements about the Company or any of its current officers, directors, agents, employees, or representatives, and shall not disclose the terms and provisions of this Agreement to any third party other than his spouse, tax advisors or legal advisors, and except as required by law or to the extent previously publicly disclosed by the Company.

(b)        Except as required by law, the Company agrees that neither it nor its officers, directors, agents, employees, or representatives shall make or publish negative, critical, disparaging, slanderous, or libelous statements about Parrish, and shall not disclose the terms and provisions of this Agreement to any third party, except to the extent the Company believes in good faith that such disclosure is necessary to comply with applicable securities or other laws.

5.4	Company Automobile.

5

The Company agrees to sell Parrish the 2004 Ford automobile formerly used by him in connection with his employment by the Company for a purchase price equal to the “blue book” value of the car, which the parties agree is $14,625, plus any and all transfer taxes and other costs of transfer of title or licensure (the “Purchase Price”). Parrish agrees that he will be responsible for arranging transfer of title and payment of all related transfer taxes. Parrish shall also provide proof of insurance. The Company shall deliver the automobile to Parrish free and clear of any liens or encumbrances , except those that may be related to costs of transfer. The purchase and sale shall take place on or before September 8, 2006.

6.	Miscellaneous
	6.1	Notices.

All notices which are required or permitted to be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by telegraph or by registered certified mail, postage prepaid, as follows:

If to the Company:

Maverick Oil and Gas, Inc.
888 East Las Olas Blvd., Suite 400
Ft. Lauderdale, FL 33301
Attn: Chief Executive Officer

and

Maverick Oil and Gas, Inc.
16415 Addison Road No. 850
Addison, TX 75001
Attn: Chief Executive Officer

If to Parrish, at 7231 Hillwood Lane, Dallas, Texas 75248.

Notice shall be deemed to have been given upon receipt thereof as to communications that are personally delivered or telegraphed and five (5) days after deposit of the same in any United States mail post office box in the state to which the notice is addressed, or seven (7) days after deposit of same in any such post office box other than in the state to which the notice is addressed, postage prepaid, addressed as set forth above. Notice shall not be deemed given under the preceding sentence unless and until notice shall be given to all addressees above other than the sender. The addressees and addresses for the purpose of this Section may be changed by giving written notice of such change in the manner provided herein for giving notice. Unless and until such written notice is given, the addressees and addresses as stated, or as provided herein if no written notice of change has been given, shall be deemed to continue in effect for all purposes hereunder.

6.2	Applicable Law.

6

This agreement and all documents executed and delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall be governed by and construed in accordance with the laws of the State of Texas other than and without giving effect to the laws of the State of Florida relating to choice of law.

6.3	Applicable Jurisdiction.

The parties hereby agree that any action, at law or in equity, arising under this Agreement or any of the other documents executed and delivered in connection herewith, shall be filed in and only in the Federal or State courts located within Dallas, Texas. The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

6.4	Assignments.

This Agreement and the other documents executed and delivered in connection herewith shall be binding upon and inure to the benefit of the parties hereto and their respective personal and legal representatives, heirs, successors, and assigns; provided, however, that Parrish may not assign or transfer his rights in and to this Agreement or any other document executed and delivered in connection herewith, without the prior written consent of the Company.

6.5	Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invaliding the remainder of this Agreement.

6.6	Further Cooperation.

Each Party covenants and agrees to prepare, execute, acknowledge, file, record, publish, and deliver to the other Party such other instruments, documents, and statements including, without limitation, instruments and documents of assignment, transfer, and conveyance, and take such other action as may be reasonably necessary or convenient in the discretion of the requesting Party to carry out more effectively the purposes of this Agreement.

6.7	Entire Agreement.

This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

6.8	Signatures of Counterpart.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

7

6.9	Opportunity to Consider, Review by Counsel and Right of Revocation.

Parrish acknowledges that he has read and understands the contents of this Agreement. Parrish acknowledges that he has been specifically advised by Company to consult with his own personal attorney before signing it and that he may take up to twenty-one (21) days to consider its terms before signing it. Parrish acknowledges that if he does sign it prior to the Twenty-First day (21st) he does so on a purely voluntarily basis and of his own free will, without coercion and with full knowledge of what it means to do so. The parties agree that any changes to this Agreement, material or immaterial, will not restart the running of the twenty-one (21) day period.

Parrish acknowledges and understands that for a period of seven (7) days after he signs this Agreement he may revoke or cancel it by written notification to Stephen Cohen at the Company, and that this Agreement will not become effective until that seven (7) day period has passed. This seven (7) day revocation period is not waivable. Nothing contained in this Agreement shall affect Parrish’s right to challenge the knowing and voluntary nature of or validity of Parrish’s Age Discrimination waiver under the Older Worker Benefit Protection Act. If Parrish elects to revoke or cancel this Agreement, any payments made to him hereunder prior to the date of such revocation shall, as a condition of such revocation, be immediately returned by Parrish to the Company.

YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

MAVERICK OIL AND GAS, INC.
By: /s/ James A.Watt JAMES A. WATT, CEO

By: /s/ James Parrish
JAMES PARRISH

8